Exhibit 21.1

SUBSIDIARIES OF PEAR THERAPEUTICS, INC.

NAME OF ORGANIZATION	JURISDICTION
Pear Therapeutics (US), Inc.	Delaware

Pear Therapeutics Securities Corporation	Massachusetts